Resolution of
Board of Directors of
Unity Bancorp, Inc.

(Amendment No. 2 to Unity Bancorp, Inc. Supplemental Executive Retirement Plan)

WHEREAS, Unity Bancorp, Inc. (the "Company") established the Unity Bancorp, Inc. Supplemental Executive Retirement Plan, effective January 1, 2014 (the "Plan") for the benefit of James A. Hughes, President and Chief Executive Officer of the Company and Unity Bank ("Executive");
WHEREAS, pursuant to Section 10.6 of the Plan, the Compensation and Benefits Committee of the Board of Directors of the Company (the "Committee") may, in its discretion, increase the amount of the Retirement Benefit (as that term is currently defined in the Plan) if and to the extent that it determines, in good faith, that an increase is necessary to avoid the omission of a benefit intended to be payable;
WHEREAS, pursuant to Section 10.6, effective as of October 25, 2018, the Committee has approved a change in the calculation of the Retirement Benefit payable under the Plan to reflect an increase in the benefit payable to Executive commencing on or after Executive's attainment of age 66 so that the Retirement Benefit shall be an amount equal to sixty (60%) percent of the average of Executive's base salary for the thirty-six (36) months immediately preceding Executive's Separation from Service (as that term is defined in the Plan). Adjusted annually thereafter by two (2%) percent;
NOW THEREFORE BE IT RESOLVED, that Article 3 of the Plan is hereby deleted in its entirety. New Article 3 shall read as follows:
"Effective October 25, 2018, Executive shall be entitled to a retirement benefit, commencing on or after his attainment of age 66, in an amount equal to sixty (60%) percent of the average of his base salary for the thirty-six (36) months immediately preceding his Separation from Service for reasons other than Cause, (the "Retirement Benefit"), subject to the terms and conditions set forth in Article 4 below and in other parts of the Plan. The retirement benefit will be adjusted annually thereafter by two (2%) percent. The maximum number of annual payments to Executive shall be fifteen (15)."

BE IT FURTHER RESOLVED, that the Plan as hereby amended is approved and adopted by the Board, effective as of October 25, 2018; and
BE IT FURTHER RESOLVED, that the executive officers of the Company, and their designees, are authorized and directed to take or cause to be taken such additional actions as they deem necessary, appropriate or desirable to carry out the purpose and intent of the foregoing resolutions, and that all actions previously taken by or at the discretion of the Committee or any of the executive officers or any of their designees on behalf of the Company in connection with such resolution be and hereby are ratified.
IN WITNESS WHEREOF, I have set my hand and affixed the seal of the Company on the date so noted.

CORPORATE SEAL            UNITY BANCORP, INC.

By:	/s/ David D. Dallas
Chairman, Board of Directors